PROSPECTUS Dated January 24, 1997                 Pricing Supplement No. 37 to
PROSPECTUS SUPPLEMENT                     Registration Statement No. 333-18005
Dated January 24, 1997                                          April 24, 1997
                                                                Rule 424(b)(3)

                         Morgan Stanley Group Inc.
                        MEDIUM-TERM NOTES, SERIES C
                          Senior Fixed Rate Notes



      The Fixed Rate Notes, as further described below and in the Prospectus Supplement under "Description of Notes--Fixed Rate Notes," will bear interest from the date of issuance until the principal amount thereof is paid or made available for payment at the rate set forth below.

      The Fixed Rate Notes will be redeemable in whole, but not in part, at the option of Morgan Stanley Group Inc. upon 30 to 35 calendar days notice on any May 8 or November 8, commencing May 8, 1999.

Principal Amount:          $10,000,000

Maturity Date:             May 8, 2017

Settlement Date
   (Original Issue
   Date):                  May 8, 1997

Interest Accrual
   Date:                   May 8, 1997

Issue Price:               100%

Specified Currency:        U.S. Dollars

Redemption
   Percentage:             100%

Redemption Dates:          Redeemable in whole, but not in part, at the option
                           of Morgan Stanley Group Inc. upon 30 to 35 calendar days notice on any May 8 or November 8, commencing May 8, 1999

Annual Redemption
   Percentage Reduction:   N/A

Interest Rate:             8.00% per annum

Interest Payment
   Dates:                  Each May 8 and November 8, commencing
                           November 8, 1997

Interest Payment
   Period:                 Semi-annually

Total Amount of OID:       N/A

Original Yield to
   Maturity:               N/A

Initial Accrual
   Period OID:             N/A

Book Entry Note or
   Certificated Note:      Book Entry Note

Senior Note or
   Subordinated Note:      Senior Note

Trustee:                   The Chase Manhattan Bank

Minimum Denomination:      $1,000

CUSIP:                     61745EKH3



Capitalized terms not defined above have the meanings given to such terms in the accompanying Prospectus Supplement.

                             MORGAN STANLEY & CO.
                                   Incorporated